                                                                       Exhibit 4


     Kulicke & Soffa Industries, Inc., has entered into Affiliate Tender Agreements with each of the persons listed below, in the form of the Agreement as set forth in this Exhibit 4, provided that the number of Shares referred to in each Agreement as beneficially owned by each such person is as set forth below:

                                              Number of shares
                         Stockholder Name    beneficially owned
                         ----------------    ------------------
                         Donald Walter               46,000
                         Ross Mangano               549,500
                         Kenneth Miller             155,500
                         Zane Close                 192,100
                         Michael Bonham             110,914
                         William Fresh              186,536
                         Randal Buness              102,000
                         DJ Hill                     80,000
                                                  ---------
                         Total                    1,422,550

                                    AFFILIATE

                                TENDER AGREEMENT

      TENDER AGREEMENT ("Agreement") dated as of October __, 2000 between KULICKE AND SOFFA INDUSTRIES, INC., a Pennsylvania corporation ("Acquiror"), and the undersigned stockholder (solely in his capacity as a stockholder and in no circumstances in his capacity as an officer or director, the "Stockholder") of CERPROBE CORPORATION, a Delaware corporation (the "Company").

                                   WITNESSETH:

      WHEREAS, the Stockholder beneficially owns an aggregate of __________ shares (together with any additional shares as to which beneficial ownership is acquired by any member of the Stockholder Group described below, the "Company Shares") of Common Stock, par value $.05 per share ("Company Common Stock"), of the Company;

      WHEREAS, Acquiror is prepared to enter into an Agreement and Plan of Merger with the Company (the "Merger Agreement") providing for, among other things, (i) the commencement by Acquiror of an offer (as amended or supplemented in accordance with the Merger Agreement (the "Offer") to purchase for cash all of the issued and outstanding shares of Company Common Stock at a price per share of $_____, net to the seller in cash, and (ii) the merger of a wholly owned subsidiary of Acquiror with and into the Company and the conversion in such merger of each share of Company Common Stock into $____ cash, as set forth in the Merger Agreement (the "Merger");

      WHEREAS, the Stockholder, in his capacity as a stockholder of the Company, fully supports the Offer and the Merger and, in order to encourage Acquiror to enter into the Merger Agreement with the Company, is willing to enter into certain arrangements with respect to the Company Shares;

      NOW THEREFORE, in consideration of the premises set forth above, the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the parties hereto agree as follows:

      1. Stockholder's Support of the Offer and the Merger Agreement. From the date hereof until termination of the Merger Agreement in accordance with its terms:

            (a) The Stockholder shall not, and each corporation and other person controlled by the Stockholder or any affiliate or associate thereof controlled by the Stockholder, other than the Company and its subsidiaries (collectively, the "Stockholder Group") shall not, directly or indirectly, sell, assign, transfer, pledge or otherwise dispose of, or grant a proxy with respect to, any Company Shares to any person other than Acquiror or its designee, or grant an option with respect to any of the foregoing, or enter into any other agreement or arrangement with respect to any of the foregoing, or otherwise designed to limit or transfer any of the benefits or risks of ownership thereof.

            (b) The Stockholder shall not, and shall cause each other member of the Stockholder Group not to, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to knowingly facilitate or induce, any inquiries or the making of any proposal that constitutes, or that may reasonably be expected to lead to, any Competing Transaction (as defined in the Merger Agreement), or enter into discussions or negotiate with any person or entity in furtherance of any inquiries in order to obtain a Competing Transaction, or agree to, or endorse, any Competing Transaction. The Stockholder shall promptly notify Acquiror of all material terms of any such inquiries or proposals received by Stockholder, or any member of the Stockholder Group, or relating to any Competing Transaction, and if such inquiry or proposal is in writing, the Stockholder shall deliver or cause to be delivered to Acquiror a copy of such inquiry or proposal.

            (c) Stockholder shall, and shall cause each member of the Stockholder Group to, validly tender (or cause the record owner of such shares to validly tender) (and not withdraw) pursuant to and in accordance with the terms of the Offer as promptly as reasonably possible and in any event prior to the tenth business day after commencement of the Offer (or the earlier of the expiration date of the Offer and the third business day after beneficial ownership of any such Company Shares, as the case may be, is acquired by Stockholder if Stockholder acquires Company Shares after the date hereof), all of the Company Shares. Notwithstanding the provisions of the first sentence of this Section 1(c), any Company Shares are for any reason withdrawn from the Offer or are not purchased pursuant to the Offer, such Company Shares will remain subject to the terms of this Agreement; provided that Stockholder shall not be obligated to tender any Company Shares into the Offer (and shall have the right to withdraw any Company Shares previously tendered) if the Merger Agreement is terminated for any reason. Stockholder acknowledges that Merger Sub's obligation to accept for payment and pay for Shares tendered in the Offer is subject to all the terms and conditions of the Offer.

            (d) The Stockholder shall, if requested by Acquiror, not, and it shall cause each member of the Stockholder Group not to, vote any Company Shares beneficially owned by any such person at any annual or special meeting of stockholders, or execute any written consent of stockholders, during such period.

            (e) The Stockholder shall take all affirmative steps reasonably requested by Acquiror to indicate its full support for the Offer and the Merger, and hereby consents to Acquiror's announcement in any press release, public filing, advertisement or other document, that the Stockholder, as a stockholder of the Company, fully supports the Offer and the Merger. Nothing herein shall be deemed to limit or restrict Stockholder's right to fully and unconditionally discharge his fiduciary duties as a member of the Board of Directors, if applicable.

            (f) Acquiror and the Stockholder agree that they shall use all reasonable efforts to seek the successful completion of the Offer and the Merger in an expeditious manner.

            (g) To the extent inconsistent with the provisions of this Section 1, each member of the Stockholder Group hereby revokes any and all proxies with respect to such member's Company Shares or any other voting securities of the Company.

      This Agreement is being entered into by the Stockholder solely in his capacity as a stockholder of the Company. Nothing in this Agreement shall be deemed to prohibit any Stockholder from acting in his capacity of officer or director of the Company.

      2.    Miscellaneous

            (a) Stockholder, on the one hand, and Acquiror, on the other, acknowledge and agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages would not be adequate to compensate for such a breach. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which they may be entitled at law or equity.

            (b) Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

            (c) All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served, if in writing and delivered personally, or sent by registered mail, postage prepaid, or by telecopy (with a required copy by registered mail):

            If to Acquiror:




            with a copy to:

            F. Douglas Raymond, III
            Drinker Biddle & Reath LLP
            One Logan Square
            18th and Cherry Streets
            Philadelphia, PA  19103-6996
            Telecopier No.: 215-988-2757

            If to the Stockholder:


            with a copy to:

            Lance Bridges, Esq.
            Cooley Godward LLP
            4365 Executive Drive, Suite 1100
            San Diego, CA  92121-2128
            Telecopier No.:  858-453-3555


or to such other address or telecopier number as any party may, from time to time, designate in a written notice given in a like manner. Notice given by telecopier shall be deemed delivered on the day the sender receives telecopier confirmation that such notice was received at the telecopier number of the addressee. Notice given by mail as set out above shall be deemed delivered three days after the date the same is postmarked.

            (d) From and after the termination of this Agreement, the covenants of the parties set forth herein shall be of no further force or effect and the parties shall be under no further obligation with respect thereto.

            (e) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                  (i) Affiliate. "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

                  (ii) Beneficial Owner. A person shall be deemed a "beneficial owner" of or to have "beneficial ownership" Company Shares in accordance with the interpretation of the term "beneficial ownership" as defined in Rule 13-d(3) under the Exchange Act, as in effect on the date hereof, provided that, for purposes hereof, a person shall be deemed to be the beneficial owner of, and to have beneficial ownership of, Company Shares that such person or any Affiliate of such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrant or options, or otherwise.

                  (iii) Person. A "person" shall mean any individual, firm,
            corporation, partnership, trust, limited liability company or other entity.

            (f) Due Authorization; No Conflicts. The Stockholder hereby represents and warrants to Acquiror as follows: Stockholder has full power and authority to enter into this Agreement. Stockholder is the beneficial or record owner of the number of Company Shares set forth in the first Whereas clause of this Agreement, free and clear of all liens, charges, encumbrances, adverse claims, voting agreements and commitments of every kind. Neither Stockholder nor any company, trust or other entity controlled by him owns any additional shares of the capital stock of the Company or any interest therein or has any voting rights with respect to any additional shares of capital stock of the Company. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated herein will (a) conflict with or result in a breach, default or violation of (i) any of the terms, provisions or conditions of the Certificate of Incorporation or Bylaws of any member of the Stockholder Group or (ii) any agreement, proxy, document, instrument, judgment, decree, order, governmental permit, certificate, license, law, statute, rule or regulation to which any member of the Stockholder Group is a party or to which it is subject, (b) result in the creation of any lien, charge or other encumbrance on any shares of Company Common Stock or
      (c) require any member of the Stockholder Group to obtain the consent of any third party. No consent, action, approval or authorization of, or registration, declaration or filing with, any governmental department, commission, agency or other instrumentality or any other person or entity is required to authorize, or is otherwise required in connection with, the execution and delivery of this Agreement or the Stockholder's performance of the terms of this Agreement or the validity or enforceability of this Agreement.

            (g) Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors, assigns and Affiliates, but shall not be assignable by any party hereto without the prior written consent of the other parties hereto.

            (h) Waiver. No party may waive any of the terms or conditions of this Agreement except by a duly signed writing referring to the specific provision to be waived.

            (i) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

            (j) Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other and prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates.

            (k) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the Stockholder and Acquiror have each caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the day and year firsts above written.

                              KULICKE AND SOFFA INDUSTRIES, INC.



                              By:
                                 ---------------------------------




                              STOCKHOLDER:


                              -------------------------------------
                              Print Name